The Cincinnati Insurance Company  ■  The Cincinnati Indemnity Company
The Cincinnati Casualty Company  ■  The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company  ■  CFC Investment Company  ■  CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Joan O. Shevchik, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports Second-Quarter 2011 Results

Cincinnati, July 27, 2011 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	$49 million, or 30 cents per share, of net loss for the second quarter of 2011 compared with $27 million, or 17 cents net income per share, in the 2010 second quarter.
•	Operating loss* of $93 million, or 57 cents per share, compared with operating income of $42 million, or 26 cents.
•
$76 million decrease in second-quarter 2011 net income driven by a $137 million after-tax decrease in the contribution from property casualty underwriting operations. The after-tax effect of second-quarter 2011 property casualty losses from natural catastrophes totaled $189 million, up $124 million compared with the same period of 2010. The contribution to income from investments, including net realized investment gains, rose $60 million for the quarter.

•	$31.01 book value per share at June 30, 2011, down approximately 1 percent from March 31, 2011, and up less than 1 percent from December 31, 2010.
•	2.9 percent value creation ratio for the first six months of 2011, compared with 2.3 percent for the first half of 2010.

Financial Highlights
(Dollars in millions except share data)	Three months ended June 30,			Six months ended June 30,
	2011	2010	Change %	2011	2010	Change %
Revenue Highlights
Earned premiums	$773	$768	1	$1,555	$1,515	3
Investment income, pre-tax	132	130	2	263	260	1
Total revenues	975	878	11	1,904	1,765	8
Income Statement Data
Net income (loss)	$(49)	$27	nm	$13	$95	(86)
Net realized investment gains and losses	44	(15)	nm	51	(10)	nm
Operating income (loss)*	$(93)	$42	nm	$(38)	$105	nm
Per Share Data (diluted)
Net income (loss)	$(0.30)	$0.17	nm	$0.08	$0.58	(86)
Net realized investment gains and losses	0.27	(0.09)	nm	0.31	(0.06)	nm
Operating income (loss)*	$(0.57)	$0.26	nm	$(0.23)	$0.64	nm

Book value				$31.01	$29.13	6
Cash dividend declared	$0.40	$0.395	1	$0.80	$0.79	1
Weighted average shares outstanding	163,068,516	163,284,013	0	163,684,903	163,293,335	0

Insurance Operations Second-Quarter Highlights

•	136.6 percent second-quarter 2011 property casualty combined ratio, rising from 107.6 percent from one year ago.
•	3 percent growth in property casualty net written premiums, up in all three of our property casualty segments.
•
$117 million second-quarter 2011 property casualty new business written premiums, up 10 percent from 2010. Agencies produced our highest quarter ever for new business, up in all three of our property casualty segments.

•	8 cents per share contribution from life insurance to second-quarter operating income, up 2 cents from 2010.

Investment and Balance Sheet Highlights

•	2 percent second-quarter 2011 growth in pre-tax investment income as higher dividends offset lower interest income that continued to reflect depressed yields in the bond market.
•	2 percent six-month rise in fair value of invested assets at June 30, 2011, including second-quarter 2010 bond portfolio growth of 2 percent.
•	$1.086 billion parent company cash and marketable securities at June 30, 2011, up 4 percent from year-end.

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement (see Page 9).

CINF 2Q11 Earnings Release

Fundamentally Prepared

Steven J. Johnston, FCAS, MAAA, CFA, president and chief executive officer, commented: “The Cincinnati Insurance Companies were prepared – operationally and financially – for the pounding our own policyholders and the property casualty insurance industry took from this spring’s powerful storms. While the previously announced, record-breaking catastrophe losses depleted our operating earnings for the second quarter and first half of 2011, our capital and book value per share rose above 2010 year-end levels. Confident in our very strong balance sheet and risk management decisions, we were able to focus on what was important: outstanding claims service and our ongoing initiatives to grow our business and improve its profitability.

“We quickly identified the worst-hit communities, dispatching more than 250 of our own experienced claims representatives to those locations during the second quarter. Technology was in place to give them field access to estimating tools, other resources and records; and they had the authority to provide prompt assistance. Our storm response teams were well equipped to put policyholders on the road to recovery, overcoming the operational difficulties presented by the sheer devastation of community infrastructure and the sheer volume of reported catastrophe claims – more than 21,000 to-date from second-quarter events.

“And we were prepared financially. For more than 60 years, our capital and risk management choices have consistently and conservatively balanced the need to build a strong foundation for long-term success with the need for current earnings. We met these catastrophes equipped with a strong reinsurance program featuring relatively lower loss retention; ample cash flow and liquidity; solid loss reserves and property casualty surplus; and the financial flexibility that comes from maintaining over $1 billion of cash and marketable securities at our parent company.

“Our reinsurance program covered more than $220 million of our estimate for gross catastrophe losses, reducing the net pretax loss to $290 million. During the second quarter we replenished reinsurance coverage for the remainder of 2011 for any single catastrophe event that causes losses above $70 million and up to $200 million, and coverage remains in place for losses up to $500 million. In effect, reinsurance protects our $12 billion investment portfolio, allowing us to pay claims while holding securities to maturity as planned. Unrealized gains accumulated in our portfolio rose to $1.5 billion pretax, up $75 million during the second quarter after harvesting $67 million of net investment gains. Pretax investment income grew 2 percent for the quarter. That growth has been a bright spot for us even in the current low-interest rate environment, due in large part to dividend-paying stocks in our portfolio. Another consistent contributor is our life insurance operation, which increased its operating profit by 20 percent for the second quarter.”

Improving Trends

“Our second-quarter and first-half property casualty underwriting results are more complex than usual due to the catastrophes, reinsurance coverage and $38 million of premiums we passed to reinsurers to reinstate part of our reinsurance program. Looking beyond the complexity of those three items, we offer two observations. First, our catastrophe claims response plan and reinsurance program made us very effective at fulfilling our obligation to policyholders at their time of need, and we’ll continue to take a similar approach. Second, the negative effects of those three items mask improving trends for underlying premium growth and profitability. Despite those effects, second-quarter written premium growth was satisfactory at 3 percent, including record new business written premiums from our agents. Our reported six-month combined ratio rose 14.9 percentage points, including 14.5 points from higher catastrophe losses and 2.4 points from the effect of the $38 million reinsurance reinstatement premium.

“We believe our company’s strategic initiatives, rather than marketplace changes, are positioning us for improved growth and profitability. Growth in our established agencies and states is boosted by growth in more recently appointed agencies and states entered in recent years to widen our geographic footprint. Growth also reflects sales of excess and surplus lines products, all new offerings since 2007; and our new target markets products, which are niche insurance programs developed for select business classes found in nearly every agent’s community.

“Improved pricing is an important way to increase underwriting profitability. Again, we are not looking to the marketplace to bring better prices to us. Our agents are working with us to market the value of the Cincinnati policy and service. While we still see average renewal price declines on commercial business overall, the declines are narrowing. We are obtaining price increases for workers’ compensation in total and for many other individual commercial lines policies, in addition to average renewal price increases for personal lines in total and excess and surplus lines in total. Predictive analytics tools are in use to guide pricing for several of our product lines, helping us compete for higher quality accounts and selectively target increases for other accounts, and we are developing similar tools to enhance pricing precision for additional lines of business.”

Consistency

“Our initiatives to grow profitably are bringing many changes. Still, we are careful to distinguish between tactical changes that lead to performance improvements and more fundamental, unchanging principles and practices. These fundamentals define our business model, giving us competitive advantages and increasing strength and stability over the long term. This month Ward Group announced that The Cincinnati Insurance Companies stand among the top performing insurers on its annual Ward's 50 list. Insurers and groups named to the list have excelled at balancing safety and consistency and have achieved superior performance over the past five years. Cincinnati is one of only four companies named to the property casualty Ward's 50 for 21 consecutive years.

CINF 2Q11 Earnings Release

“In May, Fitch Ratings affirmed our ratings with a stable outlook, considering our capital, liquidity and distribution advantages as well as our natural catastrophe risk in its decision. We have never had catastrophe losses like those of second-quarter 2011, and we hope to never again have that experience, but catastrophes are a part of our insurance business, and we will be prepared.”

Consolidated Property Casualty Insurance Operations
(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2011	2010	Change %	2011	2010	Change %

Earned premiums	$730	$728	0	$1,475	$1,436	3
Fee revenues	1	1	0	2	2	0
Total revenues	731	729	0	1,477	1,438	3

Loss and loss expenses	759	553	37	1,289	1,028	25
Underwriting expenses	237	230	3	482	482	0
Underwriting loss	$(265)	$(54)	(391)	$(294)	$(72)	(308)

			Pt. Change			Pt. Change
Ratios as a percent of earned premiums:
Loss and loss expenses	104.1%	76.0%	28.1	87.4%	71.6%	15.8
Underwriting expenses	32.5	31.6	0.9	32.7	33.6	(0.9)
Combined ratio	136.6%	107.6%	29.0	120.1%	105.2%	14.9

			Change %			Change %
Agency renewal written premiums	$717	$685	5	$1,425	$1,367	4
Agency new business written premiums	117	106	10	219	198	11
Other written premiums	(66)	(42)	(57)	(97)	(60)	(62)
Net written premiums	$768	$749	3	$1,547	$1,505	3

			Pt. Change			Pt. Change
Ratios as a percent of earned premiums:
Current accident year before catastrophe losses	77.3%	71.7%	5.6	75.2%	70.6%	4.6
Current accident year catastrophe losses	39.7	14.3	25.4	22.5	8.8	13.7
Prior accident years before catastrophe losses	(13.0)	(9.3)	(3.7)	(10.3)	(7.0)	(3.3)
Prior accident years catastrophe losses	0.1	(0.7)	0.8	0.0	(0.8)	0.8
Total loss and loss expenses	104.1%	76.0%	28.1	87.4%	71.6%	15.8

Current accident year combined ratio before catastrophe losses	109.8%	103.3%	6.5	107.9%	104.2%	3.7

•
$19 million or 3 percent increase in second-quarter 2011 property casualty net written premiums and six-month growth of 3 percent. Solid growth for renewal and new business premiums was partially offset by $38 million of ceded premiums to reinstate property catastrophe reinsurance coverage.

•
$11 million increase to $117 million second-quarter new business written by agencies, largely from recent-year growth initiatives, including $10 million of the increase from agencies appointed since the beginning of 2010.

•
1,281 agency relationships in 1,593 reporting locations marketing our standard market property casualty insurance products at June 30, 2011, compared with 1,245 agency relationships in 1,544 reporting locations at year-end 2010. Seventy-one new agencies were appointed during the first six months of 2011.

•
29.0 and 14.9 percentage-point rise in the second-quarter and first-half combined ratios primarily due to 26.2 and 14.5 point increases in natural catastrophe losses plus lower earned premiums from $38 million reinstatement premiums that added another 4.8 and 2.4 percentage points to the second-quarter and first-half 2011 combined ratios.

•
12.9 percentage points second-quarter 2011 benefit from favorable prior accident year reserve development of $95 million, compared with 10.0 percent or $73 million for second-quarter 2010. Six-month ratio of 10.3 percent equaled the full-year 2010 ratio.

•
0.9 percentage-point rise in the second-quarter 2011 underwriting expense ratio, including 1.6 points from the effect of reinsurance reinstatement ceded premiums causing earned premiums to grow more slowly than expenses.

CINF 2Q11 Earnings Release

The following table shows incurred catastrophe losses for 2011 and 2010.

(In millions, net of reinsurance)			Three months ended June 30,				Six months ended June 30,
			Comm.	Pers.	E&S		Comm.	Pers.	E&S
Dates	Cause of loss	Region	lines	lines	lines	Total	lines	lines	lines	Total
2011
First quarter catastrophes			$-	$(1)	$-	$(1)	$18	$12	$-	$30
Apr. 3-5	Flood, hail, tornado, wind	South, Midwest	16	22	-	38	16	22	-	38
Apr. 8-11	Flood, hail, tornado, wind	South, Midwest	11	9	-	20	11	9	-	20
Apr. 14-16	Flood, hail, tornado, wind	South, Midwest	10	4	-	14	10	4	-	14
Apr. 19-20	Hail, wind	South, Midwest	13	13	-	26	13	13	-	26
Apr. 22-28	Flood, hail, tornado, wind	South, Midwest	47	31	-	78	47	31	-	78
May 20-27	Flood, hail, tornado, wind	South, Midwest	45	37	-	82	45	37	-	82
May 29-Jun. 1	Flood, hail, tornado, wind	East, Midwest	4	2	-	6	4	2	-	6
Jun. 16-22	Flood, hail, tornado, wind	South, Midwest	7	10	-	17	7	10	-	17
All other 2011 catastrophes			4	5	1	10	9	11	1	21
Development on 2010 and prior catastrophes			-	-	-	-	4	(5)	-	(1)
Calendar year incurred total			$157	$132	$1	$290	$184	$146	$1	$331

2010
First quarter catastrophes			$(2)	$-	$-	$(2)	$8	$4	$-	$12
Apr. 4-6	Flood, hail, tornado, wind	South, Midwest	5	6	-	11	5	6	-	11
Apr. 30-May 3	Flood, hail, tornado, wind	South	28	6	-	34	28	6	-	34
May 7-8	Hail, tornado, wind	East, Midwest	2	10	-	12	2	10	-	12
May 12-16	Flood, hail, tornado, wind	South, Midwest	3	2	-	5	3	2	-	5
Jun. 4-6	Flood, hail, tornado, wind	Midwest	3	3	-	6	3	3	-	6
Jun. 17-20	Flood, hail, tornado, wind	Midwest, West	5	4	-	9	5	4	-	9
Jun. 21-24	Flood, hail, tornado, wind	Midwest	4	5	-	9	4	5	-	9
Jun. 25-28	Flood, hail, tornado, wind	Midwest	1	4	-	5	1	4	-	5
All other 2010 catastrophes			11	4	-	15	17	6	-	23
Development on 2009 and prior catastrophes			(4)	(1)	-	(5)	(10)	(2)	-	(12)
Calendar year incurred total			$56	$43	$-	$99	$66	$48	$-	$114

CINF 2Q11 Earnings Release

Insurance Operations Highlights

Commercial Lines Insurance Operations
(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2011	2010	Change %	2011	2010	Change %

Earned premiums	$533	$538	(1)	$1,073	$1,061	1
Fee revenues	-	-	nm	1	1	0
Total revenues	533	538	(1)	1,074	1,062	1

Loss and loss expenses	483	379	27	857	731	17
Underwriting expenses	178	169	5	366	350	5
Underwriting loss	$(128)	$(10)	nm	$(149)	$(19)	nm

			Pt. Change			Pt. Change
Ratios as a percent of earned premiums:
Loss and loss expenses	90.8%	70.4%	20.4	79.9%	68.9%	11.0
Underwriting expenses	33.4	31.3	2.1	34.1	33.0	1.1
Combined ratio	124.2%	101.7%	22.5	114.0%	101.9%	12.1

			Change %			Change %
Agency renewal written premiums	$500	$492	2	$1,042	$1,025	2
Agency new business written premiums	81	73	11	152	139	9
Other written premiums	(44)	(33)	(33)	(69)	(44)	(57)
Net written premiums	$537	$532	1	$1,125	$1,120	0

			Pt. Change			Pt. Change
Ratios as a percent of earned premiums:
Current accident year before catastrophe losses	75.9%	71.7%	4.2	75.2%	71.4%	3.8
Current accident year catastrophe losses	29.5	11.2	18.3	16.8	7.2	9.6
Prior accident years before catastrophe losses	(14.8)	(11.7)	(3.1)	(12.5)	(8.7)	(3.8)
Prior accident years catastrophe losses	0.2	(0.8)	1.0	0.4	(1.0)	1.4
Total loss and loss expenses	90.8%	70.4%	20.4	79.9%	68.9%	11.0

Current accident year combined ratio before catastrophe losses	109.3%	103.0%	6.3	109.3%	104.4%	4.9

•
$5 million or 1 percent increase in second-quarter 2011 commercial lines net written premiums as growth in renewal and new business written premiums more than offset $23 million of ceded premiums from reinstatement of property catastrophe reinsurance. Second-quarter and six-month renewal and new business premium growth trended similarly.

•
$8 million and $17 million increases in second quarter and six-month renewal written premiums largely reflected the effects of improving economic conditions on insured exposure levels, partially offset by approximately 1 percent on average pricing decline for the second-quarter 2011, improved slightly from a low-single-digit range for first quarter.

•	$8 million increase to $81 million in new business written premiums, rising in both newer and established states.
•
22.5 and 12.1 percentage-point rise in the second-quarter and first-half combined ratios primarily due to 19.3 and 11.0 point increases in natural catastrophe losses plus lower earned premiums from reinstatement premiums.

•
75.2 percent ratio for six-month 2011 accident year losses and loss expenses before catastrophes increased 0.7 percentage points over full-year 2010, with the reinsurance reinstatement ceded premium effect contributing 1.5 points.

CINF 2Q11 Earnings Release

Personal Lines Insurance Operations
(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2011	2010	Change %	2011	2010	Change %

Earned premiums	$180	$179	1	$370	$353	5
Fee revenues	1	1	0	1	1	0
Total revenues	181	180	1	371	354	5

Loss and loss expenses	269	163	65	410	275	49
Underwriting expenses	54	57	(5)	106	124	(15)
Underwriting loss	$(142)	$(40)	(255)	$(145)	$(45)	(222)

			Pt. Change			Pt. Change
Ratios as a percent of earned premiums:
Loss and loss expenses	149.4%	91.1%	58.3	110.7%	77.9%	32.8
Underwriting expenses	29.8	32.3	(2.5)	28.5	35.2	(6.7)
Combined ratio	179.2%	123.4%	55.8	139.2%	113.1%	26.1

			Change %			Change %
Agency renewal written premiums	$205	$187	10	$361	$330	9
Agency new business written premiums	26	24	8	48	42	14
Other written premiums	(21)	(7)	(200)	(26)	(13)	(100)
Net written premiums	$210	$204	3	$383	$359	7

			Pt. Change			Pt. Change
Ratios as a percent of earned premiums:
Current accident year before catastrophe losses	81.2%	70.3%	10.9	74.4%	67.0%	7.4
Current accident year catastrophe losses	73.5	24.5	49.0	40.8	14.1	26.7
Prior accident years before catastrophe losses	(5.2)	(3.0)	(2.2)	(3.1)	(2.7)	(0.4)
Prior accident years catastrophe losses	(0.1)	(0.7)	0.6	(1.4)	(0.5)	(0.9)
Total loss and loss expenses	149.4%	91.1%	58.3	110.7%	77.9%	32.8

Current accident year combined ratio before catastrophe losses	111.0%	102.6%	8.4	102.9%	102.2%	0.7

•
$6 million or 3 percent growth in second-quarter 2011 personal lines net written premiums and six-month growth of 7 percent, as healthy increases in renewal and new business written premiums for both periods more than offset $15 million of ceded premiums to reinstate property catastrophe reinsurance.

•
55.8 and 26.1 percentage-point rise in the second-quarter and first-half combined ratios primarily due to 49.6 and 25.8 point increases in weather-related catastrophe losses plus lower earned premiums from reinstatement premiums.

•
74.4 percent ratio for six-month 2011 accident year losses and loss expenses before catastrophes was a 4.0 percentage-point increase over full-year 2010, including reinstatement premium effects contributing 3.0 points, higher new large losses contributing 0.5 points, plus higher weather-related losses not part of an industry-designated catastrophe event.

•	6.7 percentage-point decline in the six-month underwriting expense ratio was primarily due to higher first-quarter 2010 expenses from provisions for commitments and contingent liabilities.

CINF 2Q11 Earnings Release

Excess and Surplus Lines Insurance Operations
(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2011	2010	Change %	2011	2010	Change %

Earned premiums	$17	$11	55	$32	$22	45

Loss and loss expenses	7	11	(36)	22	22	0
Underwriting expenses	5	4	25	10	8	25
Underwriting profit (loss)	$5	$(4)	nm	$-	$(8)	nm

			Pt. Change			Pt. Change
Ratios as a percent of earned premiums:
Loss and loss expenses	41.5%	108.4%	(66.9)	70.3%	100.0%	(29.7)
Underwriting expenses	33.2	29.1	4.1	31.8	32.4	(0.6)
Combined ratio	74.7%	137.5%	(62.8)	102.1%	132.4%	(30.3)

			Change %			Change %
Agency renewal written premiums	$12	$6	100	$22	$12	83
Agency new business written premiums	10	9	11	19	17	12
Other written premiums	(1)	(2)	50	(2)	(3)	33
Net written premiums	$21	$13	62	$39	$26	50

			Pt. Change			Pt. Change
Ratios as a percent of earned premiums:
Current accident year before catastrophe losses	79.0%	93.3%	(14.3)	88.3%	90.7%	(2.4)
Current accident year catastrophe losses	4.9	5.6	(0.7)	3.4	2.8	0.6
Prior accident years before catastrophe losses	(41.9)	9.5	(51.4)	(21.6)	6.6	(28.2)
Prior accident years catastrophe losses	(0.5)	0.0	(0.5)	0.2	(0.1)	0.3
Total loss and loss expenses	41.5%	108.4%	(66.9)	70.3%	100.0%	(29.7)

Current accident year combined ratio before catastrophe losses	112.2%	122.4%	(10.2)	120.1%	123.1%	(3.0)

•
$8 million or 62 percent growth in second-quarter 2011 excess and surplus lines net written premiums and six-month growth of 50 percent, largely driven by the opportunity to renew many accounts for the first time.

•	11 percent and 12 percent increase in new business written premiums for the second quarter and first half of 2011, similar to the full-year 2010 rate of 9 percent.
•	62.8 and 30.3 percentage-point combined ratio improvements for second quarter and first-half of 2011, primarily due to net favorable reserve development on prior accident years.

Life Insurance Operations
(In millions)	Three months ended June 30,			Six months ended June 30,
	2011	2010	Change %	2011	2010	Change %

Term life insurance	$27	$24	13	$52	$47	11
Universal life insurance	9	10	(10)	14	19	(26)
Other life insurance, annuity, and disability income products	7	6	17	14	13	8
Earned premiums	43	40	8	80	79	1
Investment income, net of expenses	34	33	3	67	65	3
Other income	-	1	nm	1	1	0
Total revenues, excluding realized investment gains and losses	77	74	4	148	145	2
Contract holders benefits	44	43	2	89	85	5
Underwriting expenses	14	16	(13)	30	32	(6)
Total benefits and expenses	58	59	(2)	119	117	2
Net income before income tax and realized investment gains and losses	19	15	27	29	28	4
Income tax	7	5	40	10	10	0
Net income before realized investment gains and losses	$12	$10	20	$19	$18	6

•
$3 million or 8 percent increase in second-quarter 2011 earned premiums, driven by term life insurance, our largest life insurance product line. Three- and six-month growth rates for term life insurance were similar. Face amount of life policies in force rose to $76.029 billion at June 30, 2011, from $74.124 billion at year-end 2010.

•
$28 million and $89 million in second-quarter and first half 2011 for fixed annuity deposits received, slowing from $116 million and $201 million in first-half and full-year 2010. Cincinnati Life does not offer variable or indexed products.

•	$2 million higher three-month profit was primarily due to increased earned premiums from strong renewal activity.
•	$35 million or 5 percent first-half 2011 growth in shareholders’ equity for The Cincinnati Life Insurance Company.

CINF 2Q11 Earnings Release

Investment and Balance Sheet Highlights

Investment Operations
(In millions)	Three months ended June 30,			Six months ended June 30,
	2011	2010	Change %	2011	2010	Change %
Total investment income, net of expenses, pre-tax	$132	$130	2	$263	$260	1
Investment interest credited to contract holders	(20)	(20)	0	(40)	(39)	(3)
Realized investment gains and losses summary:
Realized investment gains and losses	67	16	319	105	19	453
Change in fair value of securities with embedded derivatives	-	(5)	nm	4	1	300
Other-than-temporary impairment charges	-	(34)	nm	(30)	(35)	14
Total realized investment gains and losses	67	(23)	nm	79	(15)	nm
Investment operations profit	$179	$87	106	$302	$206	47

(In millions)	Three months ended June 30,			Six months ended June 30,
	2011	2010	Change %	2011	2010	Change %
Investment income:
Interest	$106	$107	(1)	$212	$214	(1)
Dividends	27	24	13	53	48	10
Other	1	1	0	2	2	0
Investment expenses	(2)	(2)	0	(4)	(4)	0
Total investment income, net of expenses, pre-tax	132	130	2	263	260	1
Income taxes	(33)	(32)	(3)	(65)	(64)	(2)
Total investment income, net of expenses, after-tax	$99	$98	1	$198	$196	1

Effective tax rate	24.6%	24.5%		24.5%	24.5%

Average yield pre-tax	4.6%	4.8%		4.6%	4.8%
Average yield after-tax	3.4%	3.6%		3.5%	3.6%

•
2 percent growth in second-quarter 2011 pretax investment income. 1 percent first-half growth of both pretax and after-tax investment income. Growth of dividend income more than offset lower interest income for both periods.

•
$75 million or 5 percent second-quarter 2011 increase in pre-tax unrealized investment portfolio gains, including negative $21 million for the equity portfolio that reflected $61 million of realized gains from common stock sales.

(Dollars in millions except share data)	At June 30,	At December 31,
	2011	2010
Balance sheet data
Invested assets	$11,757	$11,508
Total assets	15,702	15,095
Short-term debt	49	49
Long-term debt	790	790
Shareholders' equity	5,057	5,032
Book value per share	31.01	30.91
Debt-to-total-capital ratio	14.2%	14.3%

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Performance measure
Value creation ratio	0.1%	(1.1)%	2.9%	2.3%

•	$12.070 billion in consolidated cash and invested assets at June 30, 2011, up 1 percent from $11.893 billion at year-end.
•	$8.717 billion bond portfolio at June 30, 2011, with an average rating of A2/A and with a 4 percent rise in fair value during the first six months of 2011.
•	$2.971 billion equity portfolio was 25.3 percent of invested assets, including $856 million in pre-tax net unrealized gains at June 30, 2011.
•
$3.743 billion of statutory surplus for the property casualty insurance group at June 30, 2011, down $34 million from $3.777 billion at year-end 2010, after declaring $60 million in dividends to the parent company. Ratio of net written premiums to property casualty statutory surplus for the 12 months ended June 30, 2011, of 0.8-to-1, unchanged from the 12 months ended December 31, 2010.

•	Value creation ratio of 0.1 percent for the second quarter of 2011 is the total of 1.3 percent from shareholder dividends minus 1.2 percent from the change in book value per share.

For additional information or to register for our conference call webcast, please visit www.cinfin.com/investors.

CINF 2Q11 Earnings Release

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, annuities and surplus lines property and casualty insurance. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2010 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 24.
Factors that could cause or contribute to such differences include, but are not limited to:
•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
•	Increased frequency and/or severity of claims
•	Inadequate estimates or assumptions used for critical accounting estimates
•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies
•	Delays in adoption and implementation of underwriting and pricing methods that could increase our pricing accuracy, underwriting profit and competitiveness
•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability
•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value
•	Events, such as the credit crisis, followed by prolonged periods of economic instability or recession, that lead to:
o	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)
o	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
o	Significant rise in losses from surety and director and officer policies written for financial institutions
•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Increased competition that could result in a significant reduction in the company’s premium volume
•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
•	Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers
•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

o	Downgrades of the company’s financial strength ratings
o	Concerns that doing business with the company is too difficult
o	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
o	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements
•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
o	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
o	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
o
Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

o	Increase our provision for federal income taxes due to changes in tax law
o	Increase our other expenses
o	Limit our ability to set fair, adequate and reasonable rates
o	Place us at a disadvantage in the marketplace
o	Restrict our ability to execute our business model, including the way we compensate agents
•	Adverse outcomes from litigation or administrative proceedings
•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
•	Difficulties with technology or data security breaches that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 2Q11 Earnings Release

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Operations (unaudited)
(Dollars in millions)	June 30,	December 31,
	2011	2010

Assets
Investments	$11,757	$11,508
Cash and cash equivalents	313	385
Premiums receivable	1,106	1,015
Reinsurance receivable	753	572
Other assets	1,773	1,615
Total assets	$15,702	$15,095

Liabilities
Insurance reserves	$6,683	$6,234
Unearned premiums	1,630	1,553
Deferred income tax	324	260
Long-term debt	790	790
Other liabilities	1,218	1,226
Total liabilities	10,645	10,063

Shareholders' Equity
Common stock and paid-in capital	1,487	1,484
Retained earnings	3,862	3,980
Accumulated other comprehensive income	903	769
Treasury stock	(1,195)	(1,201)
Total shareholders' equity	5,057	5,032
Total liabilities and shareholders' equity	$15,702	$15,095

(Dollars in millions except per share data)	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenues
Earned premiums	$773	$768	$1,555	$1,515
Investment income, net of expenses	132	130	263	260
Realized investment gains and losses	67	(23)	79	(15)
Fee revenues	1	1	2	2
Other revenues	2	2	5	3
Total revenues	975	878	1,904	1,765

Benefits and Expenses
Insurance losses and policyholder benefits	801	595	1,376	1,111
Underwriting, acquisition and insurance expenses	251	246	512	514
Other operating expenses	6	3	10	7
Interest expense	14	13	27	27
Total benefits and expenses	1,072	857	1,925	1,659

Income (loss) Before Income Taxes	(97)	21	(21)	106

Provision (benefit) for Income Taxes	(48)	(6)	(34)	11

Net Income (loss)	$(49)	$27	$13	$95

Per Common Share:
Net income (loss)—basic	$(0.30)	$0.17	$0.08	$0.59
Net income (loss)—diluted	$(0.30)	$0.17	$0.08	$0.58

CINF 2Q11 Earnings Release

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures

(See attached tables for 2011 reconciliations; prior-period reconciliations available at www.cinfin.com/investors.)

Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

Cincinnati Financial Corporation
Balance Sheet Reconciliation

(Dollars are per share)	Three months ended June 30,				Six months ended June 30,
	2011		2010		2011	2010
Value creation ratio
End of period book value	$31.01		$29.13		$31.01	$29.13
Less beginning of period book value	31.40		29.86		30.91	29.25
Change in book value	(0.39)		(0.73)		0.10	(0.12)
Dividend declared to shareholders	0.40		0.395		0.80	0.79
Total contribution to value creation ratio	$0.01		$(0.34)		$0.90	$0.67

Contribution to value creation ratio from change in book value*	(1.2	) %	(2.4	) %	0.3%	(0.4	) %
Contribution to value creation ratio from dividends declared to shareholders**	1.3		1.3		2.6	2.7
Value creation ratio	0.1%		(1.1	) %	2.9%	2.3%

*    Change in book value divided by the beginning of period book value
**   Dividend declared to shareholders divided by beginning of period book value

CINF 2Q11 Earnings Release

Cincinnati Financial Corporation
Net Income Reconciliation

(In millions except per share data)	Three months ended	Six months ended
	June 30, 2011	June 30, 2011
Net income (loss)	$(49)	$13
Net realized investment gains and losses	44	51
Operating loss	(93)	(38)
Less catastrophe losses	(189)	(216)
Operating income before catastrophe losses	$96	$178

Diluted per share data:
Net income (loss)	$(0.30)	$0.08
Net realized investment gains and losses	0.27	0.31
Operating loss	(0.57)	(0.23)
Less catastrophe losses	(1.16)	(1.32)
Operating income before catastrophe losses	$0.59	$1.09

Property Casualty Reconciliation

	Three months ended June 30, 2011
	Consolidated	Commercial	Personal	E&S
Premiums:
Written premiums	$768	$537	$210	$21
Unearned premiums change	(38)	(4)	(30)	(4)
Earned premiums	$730	$533	$180	$17

Statutory ratio:
Statutory combined ratio	135.4%	123.0%	178.4%	73.1%
Contribution from catastrophe losses	39.8	29.7	73.4	4.4
Statutory combined ratio excluding catastrophe losses	95.6%	93.3%	105.0%	68.7%

Commission expense ratio	18.2%	17.7%	18.7%	24.5%
Other expense ratio	13.1	14.5	10.3	7.1
Statutory expense ratio	31.3%	32.2%	29.0%	31.6%

GAAP ratio:
GAAP combined ratio	136.6%	124.2%	179.2%	74.7%
Contribution from catastrophe losses	39.8	29.7	73.4	4.4
Prior accident years before catastrophe losses	(13.0)	(14.8)	(5.2)	(41.9)
GAAP combined ratio excluding catastrophe losses and prior years reserve development	109.8%	109.3%	111.0%	112.2%

	Six months ended June 30, 2011
	Consolidated	Commercial	Personal	E&S
Premiums:
Written premiums	$1,547	$1,125	$383	$39
Unearned premiums change	(72)	(52)	(13)	(7)
Earned premiums	$1,475	$1,073	$370	$32

Statutory ratio:
Statutory combined ratio	119.2%	112.5%	140.2%	100.1%
Contribution from catastrophe losses	22.5	17.2	39.4	3.6
Statutory combined ratio excluding catastrophe losses	96.7%	95.3%	100.8%	96.5%

Commission expense ratio	18.3%	18.1%	18.3%	23.5%
Other expense ratio	13.5	14.5	11.2	6.3
Statutory expense ratio	31.8%	32.6%	29.5%	29.8%

GAAP ratio:
GAAP combined ratio	120.1%	114.0%	139.2%	102.1%
Contribution from catastrophe losses	22.5	17.2	39.4	3.6
Prior accident years before catastrophe losses	(10.3)	(12.5)	(3.1)	(21.6)
GAAP combined ratio excluding catastrophe losses and prior years reserve development	107.9%	109.3%	102.9%	120.1%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding.  Ratios are calculated based on whole dollar amounts.

CINF 2Q11 Earnings Release